Exhibit 99.1

INDUSTRIAL INCOME TRUST INC.

SUPPLEMENTAL REPORTING PACKAGE

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010

Fourth Quarter and Year Ended December 31, 2010 Financial and Operating Results

DENVER, CO – March 1, 2011: Industrial Income Trust Inc. (used herein as “we,” “our,” and “us) today announced additional financial and operating results for the quarter and year ended December 31, 2010 that are supplemental to our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2011. During 2010, we acquired 25 industrial buildings comprised of 3.4 million square feet for an aggregate purchase price of $226.2 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. During the quarter ended December 31, 2010, we acquired four industrial buildings. The following table further describes the acquisitions made during the quarter ended December 31, 2010:

Acquisition	Acquisition Date	Number of Buildings	Gross Investment Amount (1)	Rentable Square Feet	Occupancy (2)
Atlanta Portfolio	November 1, 2010	2	$14,150,000	231,696	95.8%
Inland Empire Building One	December 29, 2010	1	80,000,000	1,309,754	100.0
Baltimore Building One	December 30, 2010	1	16,100,000	274,152	100.0

Total		4	$110,250,000	1,815,602	99.5%

(1)	Gross investment amount represents our aggregate purchase price, exclusive of transfer taxes, due diligence expenses, and other closing costs.
(2)	As of December 31, 2010.

Selected Financial Data

The following table presents selected consolidated financial information for us as of December 31, 2010, and for the quarter and year ended December 31, 2010. The selected financial information presented below has been derived from our consolidated financial statements. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011. See below for additional information concerning Funds from Operations (“FFO”) and Company-Defined FFO.

	For the Quarter Ended December 31, 2010	For the Year Ended December 31, 2010

Operating data:
Total revenues	$3,294,250	$4,104,580
Total operating expenses	$6,365,750	$11,341,571
Net loss	$(3,925,082)	$(8,224,674)
Net loss attributable to common stockholders	$(3,925,082)	$(8,224,674)
Net loss per common share - basic and diluted	$(0.34)	$(1.74)
Weighted-average shares outstanding	11,429,360	4,737,865
Distributions declared per common share	$0.15625	$0.625 (1)

Cash flow data:
Net cash used in operating activities	$(3,566,009)	$(6,642,740)
Net cash used in investing activities	$(111,955,145)	$(228,691,539)
Net cash provided by financing activities	$133,401,288	$262,782,395

Reconciliation of net loss to FFO:
Net loss	$(3,925,082)	$(8,224,674)
Add (deduct) NAREIT-defined adjustments:
Real estate-related depreciation and amortization	1,315,164	1,577,318

FFO attributable to common shares	$(2,609,918)	$(6,647,356)

FFO per common share	$(0.23)	$(1.40)

Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares	$(2,609,918)	$(6,647,356)
Add (deduct) Company adjustments:
Acquisition costs	3,279,240	6,440,908

Company-Defined FFO attributable to common shares	$669,322	$(206,448)

Company-Defined FFO per common share	$0.06	$(0.04)

Weighted-average shares outstanding	11,429,360	4,737,865

As of December 31, 2010

Balance sheet data:
Net investment in properties	$225,554,201
Cash and cash equivalents	$27,634,281
Total assets	$261,171,419
Mortgage notes payable	$125,712,762
Total liabilities	$138,270,755
Total stockholders’ equity	$122,899,664

(1)	Distributions declared per common share for the year ended December 31, 2010 is annualized.

Earnings

For the quarter ended December 31, 2010, we reported a net loss attributable to common stockholders of $3.9 million, or $0.34 per basic and diluted share. These results included the effects of acquisition-related expenses of $3.3 million, or $0.29 per basic and diluted share, for the quarter ended December 31, 2010.

For the year ended December 31, 2010, we reported a net loss attributable to common stockholders of $8.2 million, or $1.74 per basic and diluted share. These results included the effects of acquisition-related expenses of $6.4 million, or $1.36 per basic and diluted share, for the year ended December 31, 2010.

Our results of operations for the quarter and year ended December 31, 2010 are not indicative of those expected in future periods. We expect that revenues and operating expenses related to our investment in properties will increase in future periods as a result of owning the investments acquired in 2010 for a full year and as a result of the additive effect of anticipated future acquisitions of industrial properties.

Funds from Operations

For the quarter ended December 31, 2010, we had Company-Defined FFO attributable to common shares of approximately $0.7 million, or $0.06 per basic and diluted share. For the year ended December 31, 2010, we reported Company-Defined FFO of a loss of approximately $0.2 million, or a loss of $0.04 per basic and diluted share.

Our Company-Defined FFO for the quarter ended December 31, 2010 represented a $0.06 per basic and diluted share increase from the third quarter 2010 and we expect that Company-Defined FFO related to our investment in properties will increase in future periods as a result of owning the investments acquired in 2010 for a full year and as a result of the additive effect of anticipated future acquisitions of industrial properties.

We believe that FFO and Company-Defined FFO in addition to net loss and cash flows from operating activities, as defined by U.S. Generally Accepted Accounting Principles (“GAAP”), are useful supplemental performance measures that our management uses to evaluate our ongoing operating performance. However, these supplemental, non-GAAP measures should not be considered as an alternative to net loss or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity, and results of operations. In addition, other real estate investment trusts may define FFO and similar measures differently and choose to treat acquisition-related costs and potentially other accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. We use FFO as an indication of our operating performance and as a guide to making decisions about future investments.

Company-Defined FFO. Similar to FFO, Company-Defined FFO is a non-GAAP measure that excludes real estate-related depreciation and amortization, and also excludes acquisition-related costs, including acquisition fees paid to the Advisor. Management does not include acquisition-related expenses in its evaluation of current operating performance, as such costs will not be incurred in future periods for real estate acquired during the periods presented. We believe that investors and other stakeholders who review our operating results are best served by providing them with the same performance metrics used by management to gauge operating performance.

Public Earnings Call

We also announced that we will be hosting a public conference call on Friday, March 4, 2011 to review quarterly and annual financial and operating results for the quarter and year ended December 31, 2010. Evan Zucker, Chairman, Dwight Merriman, Chief Executive Officer, and Tom McGonagle, Chief Financial Officer, will present the operating and financial data as well as discuss our corporate strategy and acquisition activity. The conference call will take place at 4:15 p.m. EST and can be accessed by dialing 866.515.2915 and entering the participant passcode 381529777. A telephone replay will be available one hour after the call and will remain available through March 25, 2011. The telephone replay can be accessed by dialing 888.286.8010 and entering the participant passcode 84815269.

About Industrial Income Trust Inc.

Industrial Income Trust Inc. (“IIT”) is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

Contact Information

Industrial Income Trust Inc.

518 Seventeenth Street, 17th Floor

Denver, Colorado 80202

Telephone: (303) 228-2200

Attn: Thomas G. McGonagle, Chief Financial Officer

This supplemental information shall not constitute an offer to sell or the solicitation of an offer to buy. This material contains forward-looking statements (such as those concerning anticipated increases in revenues, operating expenses, and Company-Defined FFO in future periods, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s prospectus dated September 14, 2010, as supplemented, and IIT’s Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

# # #